Exhibit 77 (K)


                  Changes in Registrant's Certifying Accountant

         At a meeting of the Board of Directors of the Registrant held on March 13, 2003, the Board of Directors, on the recommendation of the Audit Committee of the Board of Directors, unanimously voted to terminate the retention of Pannell Kerr Forster P.C. ("PKF") as the independent public accountants of the Registrant as a result of the Board's concern about the accuracy of certain tax advice provided by PKF to Pax World Balanced Fund, Inc. (the "Balanced Fund") and the Registrant in prior years. In particular, PKF caused the Balanced Fund to pay state income taxes to the State of New Hampshire for fiscal years 1991 through 2001, inclusive, and the Registrant to pay such taxes to the State of New Hampshire for fiscal years 2000 and 2001, even though a statutory exemption was available. An application for a refund of those taxes has been made to the State of New Hampshire and the Balanced Fund and the Registrant are also seeking reimbursement from PKF of the amount paid for those taxes.

         PKF's reports on the Registrant's financial statements for the fiscal years ended December 31, 2001 and December 31, 2002 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During this same period, there were no disagreements with PKF on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PKF would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such years, and there were no "reportable events" of the kinds described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

         On June 12, 2003, the Registrant engaged Ernst & Young LLP as the independent auditors to audit the Registrant's statements for the fiscal year ending December 31, 2003.